Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH QUARTER 2009 RESULTS

Company provides 2010 guidance in a range between $1.20 and $1.35

TAMPA, February 5, 2010 — TECO Energy, Inc. (NYSE:TE) today reported fourth quarter 2009 net income of $53.5 million or $0.25 per share, compared to $22.0 million or $0.10 per share in the fourth quarter of 2008. Fourth quarter results in 2009 were reduced by $0.4 million of restructuring charges, and results in the fourth quarter of 2008 were reduced by $20.3 million of net charges and gains, primarily taxes on the repatriation of cash and investments from Guatemala, discussed below.

Full-year net income and earnings per share were $213.9 million or $1.00 per share in 2009, compared to $162.4 million or $0.77 per share in 2008. Full year results in 2009 were reduced by $16.1 million of net charges and gains, which are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release. Results in 2008 were reduced by $20.9 million of net charges and gains reflecting primarily the fourth quarter items.

TECO Energy Chairman and CEO Sherrill Hudson said, “We are pleased with the strong results in 2009 in the face of the economic recession which impacted both our utility and coal businesses. In 2009, we took steps at TECO Energy and the operating companies to position our utilities to earn their allowed returns and for TECO Energy to deliver earnings growth in 2010. We’re seeing some early signs of an economic recovery in Florida, particularly in the housing market, but we expect 2010 to be another challenging year for the State’s economy. Our unregulated coal and Guatemalan operations are well-positioned to deliver improved results in 2010 as a result of their 2009 efforts.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended Dec. 31		12 months ended Dec. 31
(millions)	2009	2008	2009	2008
Net income	$53.5	$22.0	$213.9	$162.4
Non-GAAP Results	$53.9	$42.3	$230.0	$183.3

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Fourth quarter 2009 non-GAAP results excluded $0.4 million of restructuring charges. Full year non-GAAP results excluded net charges and gains of $16.1 million consisting of $15.8 million of restructuring charges at Tampa Electric, Peoples Gas and TECO Energy, the write-off of $5.2 million of project development costs at Tampa Electric, primarily related to the Polk Unit 6 IGCC plant, a $3.8 million loss on student loan securities held at TECO Energy, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega.

Fourth quarter 2008 non-GAAP results excluded $21.6 million of taxes related to the repatriation of cash and investments from Guatemala, a $1.9 million charge associated with a regulatory settlement with the Florida Public Service Commission (FPSC) related to the calculation of Tampa Electric’s waterborne transportation disallowance over its five-year life, and a $3.2 million favorable income tax adjustment related to the sale of TECO Transport. (See the Results Reconciliation table.) In addition to the items discussed above, full-year 2008 non-GAAP results excluded a $0.6 million adjustment to previously estimated transaction costs related to the sale of TECO Transport.

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Dec. 31		12 months ended Dec. 31
(in millions)	2009	2008	2009	2008
Net Income (loss)
Tampa Electric	$39.1	$28.9	$160.2	$135.6
Peoples Gas System	12.7	9.2	31.9	27.1
TECO Coal	7.5	2.6	37.2	18.0
TECO Guatemala	9.4	(0.2)	38.6	36.9
Parent/other	(15.2)	(18.5)	(54.0)	(55.2)

Net income	$53.5	$22.0	$213.9	$162.4

Operating Company Results

All amounts included in the operating company and Parent/other results discussions are after tax, unless otherwise noted.

Tampa Electric

Net income for the fourth quarter was $39.1 million, compared with $28.9 million for the same period in 2008. Tampa Electric’s 2009 fourth quarter non-GAAP results were $39.3 million, which excluded a $0.2 million restructuring charge, compared to $30.8 million in 2008. Non-GAAP results in 2008 excluded a $1.9 million charge related to the settlement with the FPSC of a dispute that arose in 2008 over the calculation of Tampa Electric’s waterborne transportation disallowance over its five-year life.

Results for the quarter reflected higher base rates approved by the FPSC in March, higher retail energy sales, a higher average number of customers, up 0.2%, the first increase in the number of customers since the second quarter of 2008, and higher operations and maintenance

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expenses discussed below. Net income included $1.0 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment and construction of rail unloading facilities, compared with $2.0 million in the 2008 period.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, increased $3.8 million in the fourth quarter of 2009, compared to the same period in 2008, reflecting higher generating unit maintenance expenses, higher expenses to operate the distribution system, and higher employee-related expenses, partially offset by savings in salaries and other benefits as a result of the restructuring actions taken in the third quarter. Interest expense increased due to higher levels of outstanding long-term debt. Depreciation and amortization expense increased due to additions to facilities to serve customers, including the combustion turbines to meet peak load completed in 2009.

The average number of customers increased 0.2% in the 2009 fourth quarter as a result of what appear to be early signs of improvements in the Florida housing market and a stabilizing of economic conditions. Tampa Electric’s retail energy sales increased 1.1% in the fourth quarter due to hotter than normal weather early in the quarter. Sales to industrial and phosphate customers declined 14%, reflecting the weak Florida economy and planned outages at phosphate customer facilities. Off-system sales declined due to lower state-wide demand. Total heating and cooling degree days for the Tampa area in the fourth quarter were 7% above normal and 23% above 2008 levels.

Pretax base revenues increased approximately $25 million in the fourth quarter from the higher base rates approved by the FPSC for Tampa Electric effective in 2009. In the fourth quarter of 2009, there was no reduction in net income due to the previous waterborne transportation disallowance for the transportation of solid fuel, which reduced net income $2.6 million in the 2008 period. In November 2008, the FPSC approved Tampa Electric’s fuel adjustment filing, which included full recovery of waterborne transportation costs under new contracts effective Jan. 1, 2009. This approval eliminated the annual reduction in net income that occurred in 2004 through 2008 during the previous transportation contract.

Net income in 2009 was $160.2 million, compared to $135.6 million in 2008. Tampa Electric’s full-year non-GAAP results were $176.7 million, which excluded the $11.3 million of restructuring charges and the $5.2 million write-off of project development costs primarily related to the Polk Unit 6 IGCC plant, compared to non-GAAP results of $137.5 million in 2008, which excluded the $1.9 million waterborne transportation settlement charge discussed above.

Pretax base revenues increased approximately $72 million in 2009 from the higher base rates approved by the FPSC for Tampa Electric effective May 7, 2009. In the 2009 full-year period, there was no reduction in net income due to the waterborne transportation disallowance for the transportation of solid fuel, compared to a $8.9 million reduction in the 2008 period.

The higher base revenues were partially offset by lower retail energy sales and higher operations and maintenance, depreciation, property tax and interest expense. Results reflect 1.1% lower retail energy sales in 2009, primarily due to lower sales to commercial and industrial customers as a result of the weak Florida economy, and voluntary conservation by residential customers, which we believe was in response to the generally weaker economic conditions. Off-system sales declined due to lower state-wide demand. Total heating and cooling degree days were 4% above normal and 10% above 2008 levels. The average number of retail customers decreased 0.1% for the year.

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In 2009, excluding all FPSC-approved cost recovery clause-related expenses, restructuring charges and the Polk 6 write-off, operations and maintenance expense increased $8.7 million, compared to 2008, primarily due to higher spending on generating unit maintenance and repairs, higher expenses to operate the distribution system, higher employee-related expenses, and slightly higher bad debt expense; partially offset by savings in salaries and other benefits as a result of the restructuring actions taken in the third quarter. Depreciation and amortization expense increased $9.1 million reflecting additional facilities to serve customers. Interest expense increased due to higher long-term debt balances, and interest income decreased due to lower interest rates on lower under-recovered fuel balances. Net income also included $9.3 million of AFUDC-equity related to the construction of the peaking generation units and the installation of NOx pollution control equipment, compared to $6.3 million in 2008.

Peoples Gas

Peoples Gas reported net income of $12.7 million for the fourth quarter, compared to $9.2 million in the same period in 2008. Peoples Gas had fourth quarter non-GAAP results of $12.8 million, which excluded $0.1 million of restructuring charges. These results reflect a $4.0 million favorable adjustment to previously recorded deferred tax balances. There were no non-GAAP adjustments to the 2008 period. Quarterly results reflect a 0.1% lower average number of customers due to the weak Florida housing market, decreased sales to residential customers due to mild December weather and increased sales to commercial customers due to several higher volume new customers and conversion of propane customers to natural gas. Base revenues increased due to the higher permanent base rates which became effective Jun. 18, 2009. Gas transported for power generation customers increased in 2009, compared to the fourth quarter of 2008 when natural gas prices reduced demand for natural gas for power generation. Off-system sales volumes, which are very low margin sales, increased due to higher spot sales to power generation customers. Excluding restructuring charges, non-fuel operations and maintenance expense increased $2.4 million compared to 2008 levels when operations and maintenance expense included a $1.5 million benefit from the recognition of environmental remediation insurance recoveries and a $0.9 million benefit related to the completion of pipeline installations for power generation customers. Absent the 2008 benefits, operations and maintenance expense was essentially unchanged in 2009. Results also reflect increased depreciation expense due to routine plant additions.

Peoples Gas reported net income of $31.9 million for the full-year period, compared to $27.1 million in 2008. Full-year non-GAAP results, which exclude $2.9 million of restructuring charges, were $34.8 million (see the Results Reconciliation table). There were no non-GAAP adjustments to the 2008 period. The 2009 improvement reflects the $4.0 million deferred tax adjustment, described above, and the new base rates effective in June, partially offset by higher non-fuel operations and maintenance expenses and depreciation. Results reflect a 0.2% lower average number of customers. Residential customer usage increased due to colder winter weather in the first quarter of 2009, compared to the very mild winter weather in 2008. Lower sales volumes to industrial customers reflected economic conditions and reduced operations by industries sensitive to the housing market, such as cement plants. Gas transported for power generation customers increased over the 2008 full-year period due to lower natural gas prices, which made it a more economical generating fuel choice. Excluding restructuring charges, non-fuel operations and maintenance expense increased primarily due to the fourth quarter items noted above, and higher pipeline integrity costs.

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TECO Coal

TECO Coal reported fourth quarter net income of $7.5 million, compared to $2.6 million in the same period in 2008. The 2008 quarter included $1.3 million of benefits from the sale of right-of-way easements, sales tax adjustments and adjustments to reclamation costs.

In 2009, fourth quarter sales were 1.9 million tons, compared to 2.3 million tons in the fourth quarter of 2008. Results reflect an average net per-ton selling price, excluding transportation allowances, of more than $73 per ton, almost 22% higher than in 2008. Fourth-quarter sales volumes were reduced approximately 100,000 tons due to rail shipment delays as a result of a major December snow storm which disrupted rail service throughout Central Appalachia. In the fourth quarter of 2009, the all-in total per-ton cost of production increased to almost $69 per ton, 16% over 2008’s level, and above the cost guidance range previously provided, but on lower tons than previously forecast. Cost increased in the fourth quarter due to reclamation work at surface mines that were closed earlier in the year due to weak demand, increased safety inspections by outside authorities, higher hedged diesel fuel prices than spot prices paid in 2008, and lost productivity due to winter weather. Due to tax percentage depletion, in the fourth quarter of 2009 TECO Coal’s effective income tax rate was 12%.

TECO Coal recorded full-year net income of $37.2 million, more than double the $18.0 million in 2008, on sales of 8.7 million tons, compared to sales of 9.3 million tons in 2008. Lower volume and the sales mix in 2009 reflects coal market conditions, which included high inventory levels at utility steam coal customers and reduced demand for coal used in the production of steel. At almost $72 per ton, the 2009 full-year average net per-ton selling price was 20% above the 2008 average selling price. At almost $67 per ton, the 2009 all-in total per-ton cost of production was 14% higher than in 2008, as expected. In the 2009 full-year period, TECO Coal’s effective income tax rate was 17%.

TECO Guatemala

TECO Guatemala reported fourth quarter net income of $9.4 million in 2009, compared to a net loss of $0.2 million in the 2008 period. In December 2008, TECO Guatemala repatriated to TECO Energy cash and investments of $71.7 million, resulting in additional taxes of $9.6 million. TECO Guatemala’s fourth quarter 2008 non-GAAP results, which exclude the $9.6 million of taxes related to the repatriation, were $9.4 million (see the Results Reconciliation table). In 2009, fourth quarter results reflect a $1.7 million net insurance recovery related to the unplanned outages at the San José Power Station in the first half of 2009. In the fourth quarter, excluding the insurance recovery, earnings from the San José Power Station decreased, despite higher energy production than in the 2008 period. Capacity payments under the power sales contract decreased $2.0 million in the fourth quarter of 2009 as a result of the unplanned outages in the first six months of 2009. At EEGSA, the distribution utility, 2009 fourth quarter results reflect the benefit of customer growth, higher energy sales, and cost control measures. The earnings from the DECA II unregulated EEGSA-affiliated companies, which provide, among other things, electricity transmission services, wholesale power sales to unregulated electric customers and engineering services, decreased due to the loss of the earnings from the telecommunications service provider, Navega, which was sold in the first quarter of 2009.

Full-year 2009 net income was $38.6 million, compared to $36.9 million in 2008. TECO Guatemala’s full-year 2009 non-GAAP results, which exclude the $8.7 million gain on

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the sale of Navega were $29.9 million, compared to 2008 non-GAAP results of $46.5 million, which exclude $9.6 million of taxes related to the December repatriation. In addition to the fourth quarter effects, full-year 2009 results at the San José Power Station reflect the unplanned outages for much of the first half of the year and lower capacity payments that were a result of lower availability. The reduction in the VAD tariff at EEGSA reduced earnings at TECO Guatemala by approximately $5.0 million. The full-year results for EEGSA and affiliated companies also include a $2.5 million benefit related to an adjustment to previously estimated year-end equity balances, compared to a similar $3.1 million benefit in 2008.

Parent / Other

Parent/other cost in the fourth quarter was $15.2 million, compared to a cost of $18.5 million for the 2008 period. Results in 2009 reflect a $2.6 million negative valuation adjustment to foreign tax credits. Results in 2009 also reflect negative tax return adjustments that normally occur in the fourth quarter, compared to 2008 when the tax return adjustments were favorable. There were no non-GAAP adjustments to Parent/other for the fourth quarter of 2009. The 2008 non-GAAP cost for Parent/other in the fourth quarter was $9.7 million. Non-GAAP costs in 2008 exclude $12.0 million of non-cash income taxes on the repatriation of cash and investments from TECO Guatemala and a $3.2 million favorable adjustment to income taxes related to the sale of TECO Transport (see the Results Reconciliation table).

Full-year Parent/other cost was $54.0 million, compared to a cost of $55.2 million in 2008. Full year non-GAAP Parent/other cost was $48.6 million, which excluded $1.6 million of restructuring costs and a $3.8 million charge associated with the sale of student-loan securities held at TECO Energy parent (see the Results Reconciliation table). In 2008 the non-GAAP cost was $45.8 million, which, in addition to the fourth quarter items, excluded $0.6 million of adjustments to previously estimated costs related to the sale of TECO Transport. Full-year 2009 results included a $1.5 million gain on the sale of a lease, the final asset held in a leveraged lease portfolio, and a $2.6 million benefit from a sale of property by TECO Properties.

Cash and Liquidity

The table below sets forth the Dec. 31, 2009 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

Balances as of Dec. 31, 2009

(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	62.6	55.7	—	6.9

Available credit facilities	612.4	419.3	—	193.1
Cash and short-term investments	46.8	5.5	19.4	21.9

Total liquidity	$659.2	$424.8	$19.4	$215.0

Consolidated other cash and short-term investments includes $18.6 million of cash at the unregulated operating companies for normal operations. In addition to consolidated cash, as of

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Dec. 31, 2009 unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $24.1 million, which are not included in the table above.

2010 Guidance and Business Drivers

TECO Energy expects earnings per share in 2010 to be in a range between $1.20 and $1.35, excluding all charges and gains. TECO Energy expects earnings in 2010 to be driven by the factors discussed below.

Tampa Electric and Peoples Gas have combined the organizations under a single management team with new organizational structures following the restructuring actions taken in the third quarter of 2009. These actions have reduced Tampa Electric’s expected operations and maintenance expenses in 2010 to approximately 2008 levels to offset the approximately $40 million revenue shortfall compared to the revenue projections filed in its base rate case. These restructuring actions are expected to enable the utilities to earn the authorized returns on equity set in the respective 2009 rate case decisions.

Tampa Electric and Peoples Gas will have the full year benefit of the 2009 base rate increases implemented in 2009. In addition, the FPSC approved the $26 million base rate increase related to the five combustion turbines and the rail unloading facilities placed in service in 2009 for rates effective Jan. 1, 2010. The 2010 base rate increase revenues are subject to refund pending the outcome of the hearing to be held by the FPSC in 2010. There is no date set for these hearings at this time.

The forecast for Tampa Electric and Peoples Gas assumes normal weather for the full year. The outlook and timing for a Florida economic recovery remains uncertain due to high unemployment and the weak housing market. Some economists are forecasting a very slow recovery starting about the middle of 2010, while others are forecasting a flat economy for 2010. The forecast used by Tampa Electric and Peoples Gas reflects no recovery in customer growth in 2010 and a slight decline in energy sales due to lower customer usage in response to the continued weak economy.

TECO Coal expects sales to be in range between 8.3 and 8.7 million tons. The total expected sales are contracted and priced at an average price of more than $75 per ton. More than one-third of sales are to steel producers and specialty stoker coal users with the remainder sold to utility steam coal customers. The all-in, fully-loaded production costs are expected to be in a range between $65 and $69 per ton, driven by lower diesel fuel costs offset by higher safety requirements, productivity that reflects the industry-wide trend of increased inspections by state and federal agencies, and higher royalty cost and severance taxes due to the higher selling prices. Diesel fuel prices have been hedged for those contracts that do not have diesel price adjustments in the contract at average prices below 2009 levels.

TECO Guatemala expects improved operating and financial performance at the San José Power Station following the extended unplanned outages in 2009, and higher contract capacity payments, which are expected to increase as the 12-month rolling average capacity factor improves. EEGSA, the Guatemalan distribution utility, continues to experience customer and energy sales growth, but the issue with the VAD remains unresolved. There have been hearings in the Guatemalan courts, and Iberdrola, EEGSA’s largest investor, is in an international arbitration process under the bilateral trade agreement between Spain and Guatemala. At this time, there is no firm schedule to resolve this matter. TECO Guatemala is currently negotiating with the Guatemalan regulatory authorities regarding the five-year extension of the power sales contract for the Alborada Power Station, which expires in September 2010.

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This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as the timing of the start of and the strength of an economic and housing market recovery in Florida, weather and customer usage at the Florida utilities, steam coal inventories at TECO Coal’s utility customers and their ability to accept contracted amounts, and margins at TECO Coal.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation (millions)	3 months ended Dec. 31		12 months ended Dec. 31
	2009	2008	2009	2008
GAAP net income	$53.5	$22.0	$213.9	$162.4

Add restructuring charges	0.4	—	15.8	—
Add project development cost write-off	—	—	5.2	—
Exclude gain on sale of Navega	—	—	(8.7)	—
Add valuation adjustment on auction rate securities	—	—	3.8	—
Exclude TECO Transport final adjustments recorded at TECO Energy parent	—	(3.2)	—	(2.6)
Add Tampa Electric waterborne transportation audit adjustment	—	1.9	—	1.9
Add taxes on repatriated cash and investments	—	21.6	—	21.6

Total charges and gains	0.4	20.3	16.1	20.9

Non-GAAP results from continuing operations (1)	$53.9	$42.3	$230.0	$183.3

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

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Conference call information

As previously announced, TECO Energy will conduct a Webcast and conference call with the financial community at 9:00 am Eastern time on Feb. 5, 2010 covering its fourth quarter and full-year results and its 2010 guidance and business drivers. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity price and operating cost changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2008, and as updated in periodic filings with the SEC.

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Summary Information as of Dec. 31, 2009

	3 months ended		12 months ended
(millions except per share amounts)	2009	2008	2009	2008
Revenues	$765.0	$770.3	$3,310.5	$3,375.3

Net income	$53.5	$22.0	$213.9	$162.4

Earnings per share – basic	$0.25	$0.10	$1.00	$0.77

Earnings per share – diluted	$0.25	$0.10	$1.00	$0.77
Average common shares outstanding – basic	212.1	211.3	211.8	210.6
Average common shares outstanding – diluted	213.7	211.8	213.1	211.4

Contact:	News Media: Rick Morera – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

DECEMBER 2009

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except share data)	2009	2008	2009	2008

Revenues
Regulated electric and gas	$613.1	$625.9	$2,649.1	$2,778.2
Unregulated	151.9	144.4	661.4	597.1

Total revenues	765.0	770.3	3,310.5	3,375.3

Expenses
Regulated operations
Fuel	202.2	215.9	909.9	819.4
Purchased power	33.0	42.6	177.6	305.4
Cost of natural gas sold	56.0	88.9	242.7	476.6
Other	73.6	61.6	318.7	277.7
Operation other expense
Mining related costs	106.1	107.7	458.7	440.6
Other	5.2	4.3	17.1	18.2
Maintenance	42.7	40.9	187.6	173.9
Depreciation and amortization	74.1	69.5	287.9	266.1
Restructuring charges	0.7	0.0	25.7	0.0
Loss / (Gain) on sale, net of transaction related costs	0.0	0.0	0.0	0.9
Taxes, other than income	52.0	50.4	224.4	211.5

Total expenses	645.6	681.8	2,850.3	2,990.3

Income from operations	119.4	88.5	460.2	385.0

Other income (expense)
Allowance for other funds used during construction	1.0	2.0	9.3	6.3
Other income	2.0	4.3	23.3	21.5
Income from equity investments	13.7	15.4	46.7	72.9

Total other income	16.7	21.7	79.3	100.7

Interest charges
Interest expense	58.3	58.6	231.5	231.3
Allowance for borrowed funds used during construction	(1.3)	(0.7)	(4.5)	(2.4)

Total interest charges	57.0	57.9	227.0	228.9

Income before provision for income taxes	79.1	52.3	312.5	256.8
Provision for income taxes	25.6	30.3	98.6	94.4

Net income	$53.5	$22.0	$213.9	$162.4

Average common shares outstanding - basic (millions)	212.1	211.3	211.8	210.6
Average common shares outstanding - diluted (millions)	213.7	211.8	213.1	211.4

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.25	0.10	1.00	0.77
Earnings per share attributable to TECO Energy — diluted	0.25	0.10	1.00	0.77

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	December 31,
(millions)	2009	2008

Assets
Current assets
Cash and cash equivalents	$46.0	$12.2
Short-term investments	0.8	2.4
Receivables	277.4	285.9
Inventories at average cost
Fuel	124.3	90.2
Materials and supplies	65.7	72.8
Current derivative assets	0.8	0.0
Income tax receivables	1.7	3.5
Prepayments and other current assets	25.7	25.8
Current regulatory assets	109.2	272.6

Total current assets	651.6	765.4

Property, plant and equipment
Utility plant in service
Electric	6,079.5	5,528.3
Gas	1,017.2	964.4
Construction work in progress	304.5	463.5
Other property	377.2	354.8

Property plant and equipment at original cost	7,778.4	7,311.0
Accumulated depreciation	(2,234.3)	(2,089.7)

Total property, plant and equipment, net	5,544.1	5,221.3

Other assets
Deferred income taxes	222.7	333.8
Other investments	0.0	21.3
Long-term regulatory assets	335.6	325.3
Investment in unconsolidated affiliates	279.3	284.0
Goodwill	59.4	59.4
Long-term derivative assets	0.2	0.1
Deferred charges and other assets	126.6	136.8

Total other assets	1,023.8	1,160.7

Total assets	$7,219.5	$7,147.4

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$106.5	$5.5
Non-recourse	1.4	1.4
Notes payable	55.0	93.0
Accounts payable	251.4	304.4
Other current liabilities	20.6	15.3
Customer deposits	151.2	144.6
Current derivative liabilities	34.0	132.1
Interest accrued	45.3	45.1
Taxes accrued	20.5	21.2
Current regulatory liabilities	85.4	21.7

Total current liabilities	771.3	784.3

Other liabilities
Investment tax credits	10.8	11.2
Long-term regulatory liabilities	602.6	588.2
Long-term derivative liabilities	3.6	19.4
Deferred credits and other liabilities	544.2	530.0
Long-term debt, less amount due within one year
Recourse	3,195.4	3,199.0
Non-recourse	6.2	7.6

Total other liabilities	4,362.8	4,355.4

Total Liabilities	5,134.1	5,139.7
Capital
Common equity	213.9	212.9
Additional paid in capital	1,530.8	1,518.2
Retained earnings	365.7	322.6
Accumulated other comprehensive loss	(25.0)	(46.0)

Total capital	2,085.4	2,007.7

Total liabilities and capital	$7,219.5	$7,147.4

Book Value Per Share	$9.75	$9.43

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions)	2009	2008	2009	2008

Cash flows from operating activities
Net income	$53.5	$22.0	$213.9	$162.4

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	74.1	69.5	287.9	266.1
Deferred income taxes	25.5	25.9	98.5	95.4
Investment tax credits, net	(0.1)	0.0	(0.4)	(1.0)
Allowance for other funds used during construction	(1.0)	(2.0)	(9.3)	(6.3)
Non-cash stock compensation	1.7	1.8	10.3	9.7
Gain on sales of business / assets, pretax	(0.5)	(0.3)	(16.0)	(1.7)
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	4.9	2.5	(4.3)	(22.8)
Deferred recovery clause	25.2	1.3	136.6	(115.8)
Receivables, less allowance for uncollectibles	59.2	54.6	8.5	10.0
Inventories	10.6	0.2	(27.0)	(9.0)
Prepayments and other current assets	1.7	0.4	0.1	(2.8)
Taxes accrued	(39.0)	(38.4)	0.2	(14.8)
Interest accrued	(37.0)	(35.0)	0.1	12.4
Accounts payable	(11.4)	(20.6)	(38.7)	(8.3)
Other	17.4	(19.8)	64.3	14.3

	184.8	62.1	724.7	387.8

Cash flows from investing activities
Capital expenditures	(140.4)	(187.0)	(639.8)	(589.5)
Allowance for other funds used during construction	1.0	2.0	9.3	6.3
Net proceeds from sale of business / assets	2.1	4.3	31.6	0.6
Restricted cash	0.0	0.0	0.5	(0.1)
Distributions from (Contributions to) unconsolidated affiliates	0.0	0.0	(0.2)	13.2
Other investments	(0.8)	(0.1)	16.3	76.1

	(138.1)	(180.8)	(582.3)	(493.4)

Cash flows from financing activities
Dividends	(42.8)	(42.5)	(170.8)	(168.6)
Proceeds from sale of common stock	1.6	0.9	5.1	21.8
Proceeds from long-term debt	0.0	0.0	102.0	327.8
Repayment of long-term debt / Purchase in lieu of redemption	0.0	0.0	(6.9)	(293.8)
Net increase (decrease) in short-term debt	(5.0)	80.0	(38.0)	68.0

	(46.2)	38.4	(108.6)	(44.8)

Net increase (decrease) in cash and cash equivalents	0.5	(80.3)	33.8	(150.4)
Cash and cash equivalents at beginning of period	45.5	92.5	12.2	162.6

Cash and cash equivalents at end of period	$46.0	$12.2	$46.0	$12.2

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas		TECO Coal	TECO Guatemala		Other & Eliminations		TECO Energy
Three months ended December 31,
2009	Revenues - outsiders	$502.4		$110.7		$149.6	$2.3		$—		$765.0
	Sales to affiliates	0.3		3.0		—	—		(3.3)		$—

	Total revenues	502.7		113.7		149.6	2.3		(3.3)		$765.0
	Equity Earnings in Unconsolidated Affiliates	—		—		—	14.3		(0.6)		$13.7
	Depreciation	52.3		11.3		10.2	0.2		0.1		$74.1
	Restructuring charges	0.3		0.2		—	—		0.2		$0.7
	Total interest charges (1)	29.6		4.6		1.8	3.3		17.7		$57.0
	Allocated interest expense (income) included above (1)	—		—		1.6	3.2		(4.8)		$—
	Provision (Benefit) for income taxes	29.3		1.0		1.1	0.1		(5.9)		$25.6
	Net income (loss) from continuing operations	$39.1	(2)	$12.7	(3)	$7.5	$9.4		$(15.2	)(4)	$53.5

2008	Revenues - outsiders	$481.4		$144.5		$142.1	$2.3		$—		$770.3
	Sales to affiliates	0.4		—		—	—		(0.4)		$—

	Total revenues	481.8		144.5		142.1	2.3		(0.4)		$770.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	15.0		0.4		$15.4
	Depreciation	48.8		10.7		9.8	0.2		—		$69.5
	Restructuring charges	—		—		—	—		—		$—
	Total interest charges (1)	28.7		4.7		1.9	4.0		18.6		$57.9
	Allocated interest expense (income) included above (1)	—		—		1.5	3.9		(5.4)		$—
	Provision (Benefit) for income taxes	16.7		5.9		(0.2)	8.7		(0.8	)(12)	$30.3
	Net income (loss) from continuing operations	$28.9	(10)	$9.2		$2.6	$(0.2	)(11)	$(18.5	)(9)	$22.0

Twelve months ended December 31,
2009	Revenues - outsiders	$2,193.5		$455.6		$653.0	$8.3		$0.1		$3,310.5
	Sales to affiliates	1.3		15.2		—	—		(16.5)		$—

	Total revenues	2,194.8		470.8		653.0	8.3		(16.4)		$3,310.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	47.3		(0.6)		$46.7
	Depreciation	200.4		44.2		42.2	0.8		0.3		$287.9
	Restructuring charges	18.4		4.7		—	—		2.6		$25.7
	Total interest charges (1)	116.2		18.7		7.3	12.9		71.9		$227.0
	Allocated interest expense (income) included above (1)	—		—		6.4	12.6		(19.0)		$—
	Provision (Benefit) for income taxes	98.4		13.3		7.8	10.8		(31.7)		$98.6
	Net income (loss) from continuing operations	$160.2	(6)	$31.9	(7)	$37.2	$38.6	(8)	$(54.0	)(5)	$213.9

2008	Revenues - outsiders	$2,089.8		$688.4		$588.4	$8.4		$0.3		$3,375.3
	Sales to affiliates	1.4		—		—	—		(1.4)		$—

	Total revenues	2,091.2		688.4		588.4	8.4		(1.1)		$3,375.3
	Equity Earnings in Unconsolidated Affiliates	—		—		—	72.5		0.4		$72.9
	Depreciation	185.6		41.9		37.6	0.8		0.2		$266.1
	Restructuring charges	—		—		—	—		—		$—
	Total interest charges (1)	114.7		18.2		8.1	15.4		72.5		$228.9
	Allocated interest expense (income) included above (1)	—		—		6.7	15.1		(21.8)		$—
	Provision (Benefit) for income taxes	81.9		17.3		2.3	14.8		(21.9	)(12)	$94.4
	Net income (loss) from continuing operations	$135.6	(10)	$27.1		$18.0	$36.9	(11)	$(55.2	)(9)	$162.4

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 7.15% for Sep. 2008 through Dec. 2009, and 7.25% for Jan. through Aug. 2008. Rates were based on the average of each subsidiary’s equity and indebtedness to TECO Energy assuming a 50/50 debt/equity capital structure. Internally allocated interest charges are a component of total interest charges.
(2)	Results for the 3 months ended Dec. 31, 2009 include $0.2 million after-tax restructuring costs.
(3)	Results for the 3 months ended Dec. 31, 2009 include $0.1 million after-tax restructuring costs.
(4)	Results for the 3 months ended Dec. 31, 2009 include $0.1 million after-tax restructuring costs.
(5)	Results for the 12 months ended Dec. 31, 2009 include a $3.8 million loss related to the sale of auction rate securities in the first and third quarters of 2009 and $1.6 million after-tax restructuring costs.
(6)	Results for the 12 months ended Dec. 31, 2009 include a $5.2 million write-off related to project development costs and $11.3 million after-tax restructuring costs.
(7)	Results for the 12 months ended Dec. 31, 2009 include $2.9 million after-tax restructuring costs.
(8)	Results for the 12 months ended Dec. 31, 2009 include a $8.7 million gain related to the sale of Navega in the first quarter of 2009.
(9)	Results for the 12 months ended Dec. 31, 2008 include $0.6 million in after-tax transaction costs related to the sale of TECO Transport. Additionally, a $3.2 million tax benefit was booked in the fourth quarter of 2008.
(10)	Results include a $1.9-million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(11)	Results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(12)	Results include $12.0 million in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended December 31,	2009	2008	Percent Change	2009	2008	Percent Change
Residential	$248,672	$228,170	9.0	2,044,382	1,976,135	3.5
Commercial	166,336	153,337	8.5	1,563,037	1,525,119	2.5
Industrial — Phosphate	20,281	18,652	8.7	221,446	276,010	(19.8)
Industrial — Other	25,535	25,414	0.5	257,748	278,670	(7.5)
Other sales of electricity	51,555	46,915	9.9	481,583	462,489	4.1

	512,379	472,488	8.4	4,568,196	4,518,423	1.1

Deferred and other revenues	(30,967)	(23,788)	30.2	—	—	—
Sales for resale	8,896	16,169	(45.0)	92,573	222,777	(58.4)
Other operating revenue	12,349	11,690	5.6	—	—	—
SO2 Allowance Sales	—	5,200	(100.0)	—	—	—

	$502,657	$481,759	4.3	4,660,769	4,741,200	(1.7)

Average customers	667,710	666,343	0.2	—	—	—

Retail Net Energy For Load				4,566,850	4,536,131	0.7

Total Degree Days				813	662	22.8

* in thousands

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended December 31,	2009	2008	Percent Change	2009	2008	Percent Change
Residential	$1,082,459	$981,714	10.3	8,666,471	8,546,468	1.4
Commercial	689,085	638,971	7.8	6,274,303	6,398,719	(1.9)
Industrial — Phosphate	81,177	66,064	22.9	906,280	969,135	(6.5)
Industrial — Other	110,979	111,242	(0.2)	1,088,473	1,235,735	(11.9)
Other sales of electricity	204,265	185,718	10.0	1,839,262	1,839,548	0.0

	2,167,965	1,983,709	9.3	18,774,789	18,989,605	(1.1)

Deferred and other revenues	(63,887)	(18,293)	249.2	—	—	—
Sales for resale	42,437	69,684	(39.1)	440,337	883,971	(50.2)
Other operating revenue	48,153	44,347	8.6	—	—	—
SO2 Allowance Sales	93	11,795	(99.2)	—	—	—

	$2,194,761	$2,091,242	5.0	19,215,126	19,873,576	(3.3)

Average customers	666,747	667,266	(0.1)	—	—	—

Retail Net Energy For Load				19,752,584	19,898,785	(0.7)

Total Degree Days				4,324	3,923	10.2

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended December 31,	2009	2008	Percent Change	2009	2008	Percent Change
By Customer Segment:
Residential	$31,927	$42,922	(25.6)	16,740	21,048	(20.5)
Commercial	32,634	39,019	(16.4)	96,737	96,027	0.7
Industrial	1,982	1,898	4.4	45,974	44,988	2.2
Off System Sales	33,459	45,691	(26.8)	72,991	64,114	13.8
Power generation	2,295	2,639	(13.0)	126,327	81,641	54.7
Other revenues	8,912	10,253	(13.1)	—	—	—

	$111,209	$142,422	(21.9)	358,769	307,818	16.6

By Sales Type:
System supply	$79,446	$110,356	(28.0)	102,760	100,300	2.5
Transportation	22,851	21,813	4.8	256,009	207,518	23.4
Other revenues	8,912	10,253	(13.1)	—	—	—

	$111,209	$142,422	(21.9)	358,769	307,818	16.6

Average customers	333,629	334,065	(0.1)	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended December 31,	2009	2008	Percent Change	2009	2008	Percent Change
By Customer Segment:
Residential	$143,367	$150,458	(4.7)	73,480	74,377	(1.2)
Commercial	142,195	155,554	(8.6)	381,662	375,882	1.5
Industrial	7,690	8,242	(6.7)	179,810	189,522	(5.1)
Off System Sales	118,074	317,501	(62.8)	268,939	323,783	(16.9)
Power generation	10,047	12,667	(20.7)	538,353	455,604	18.2
Other revenues	40,613	36,497	11.3	—	—	—

	$461,986	$680,919	(32.2)	1,442,244	1,419,168	1.6

By Sales Type:
System supply	$332,383	$555,976	(40.2)	397,992	457,775	(13.1)
Transportation	88,990	88,446	0.6	1,044,252	961,393	8.6
Other revenues	40,613	36,497	11.3	—	—	—

	$461,986	$680,919	(32.2)	1,442,244	1,419,168	1.6

Average customers	334,447	335,137	(0.2)	—	—	—

*	in thousands